Exhibit 11.1


                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)

                                                                 12 Weeks Ended              24 Weeks Ended
                                                                 --------------              --------------
                                                              June 12,     June 14,       June 12,     June 14,
                                                                2004         2003           2004         2003
                                                               ------       ------         ------       ------
Number of shares on which basic earnings
  per share is based:

  Average outstanding during period................             258          273            259          276
  Add - Incremental shares under stock
    compensation plans.............................               9            6              9            7
                                                               ----         ----           ----         ----

Number of shares on which diluted
  earnings per share is based......................             267          279            268          283

Net earnings applicable to common
   shareholders ...................................           $ 142        $ 131          $ 192        $ 164

Net earnings on which diluted earnings
   per share is based .............................           $ 142        $ 131          $ 192        $ 164

Basic earnings per share...........................           $0.55        $0.48          $0.74        $0.59

Diluted earnings per share.........................           $0.53        $0.47          $0.72        $0.58